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                                                                    EXHIBIT 10.7

                             SHAREHOLDERS AGREEMENT

                                      among

                               GOVERNMENT OF INDIA

                                       and

                         STERLITE INDUSTRIES (INDIA) LTD

                                       and

                        BHARAT ALUMUNIUM COMPANY LIMITED

                                  March 2, 2001

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                             SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT is made and entered into on this 2nd day of March 2001.

BY AND AMONG:

THE PRESIDENT OF INDIA, acting through and represented by the Secretary, Ministry of Mines and Minerals, Department of Mines of the Government of India (hereinafter referred to as the "GOVERNMENT")

                                      -and-

STERLITE INDUSTRIES (INDIA) LTD a company duly incorporated and existing under the provisions of the Act (as hereinafter defined/laws of India with its registered office at B-10/4, Waluj MIDC Industrial Area. Waluj, Dist: Aurangabad
- 431 133. Maharashtra, India (hereinafter referred to as the "STRATEGIC PARTNER" or the "SP" which expression shall include its successors, Affiliates (as defined hereinafter), permitted assigns and liquidators)

                                       and

BHARAT ALUMINIUM COMPANY LIMITED, a public limited company duly incorporated and existing under the provisions of the Companies Act, 1956, as amended, with its registered office at Aluminium Sadan, Scope Complex, Lodi Road, New Delhi, India (hereinafter referred to as the "COMPANY")

RECITALS

A. The Company is engaged in a business that, among others, involves manufacture, sale and distribution of primary aluminium metal and aluminium products.

B. The authorized share capital of the Company is Rs. 500,00,00,000/- (Rupees Five Hundred Crores Only) divided into 50,00,00,000/- (Fifty Crores) voting equity shares of Rs. 10 each.

C. The issued paid-up share capital of the Company is Rs. 220,62,45,000/- (Rupees Two Hundred Twenty Crores Sixty Two Lacs Forty Five Thousand Only) divided into 22,06,24,500 (Twenty Two Crores Six Lacs Twenty Four Thousand Five Hundred Only) voting equity shares of Rs. 10 each.

D. The Government is the beneficial and legal owner of 22,06,23,700 (Twenty Two Crores Six Lacs Twenty Three Thousand Seven Hundred Only) voting equity shares of the Company representing 99.99% of the total issued and paid up share capital of the Company.

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E.    The remaining 800 voting equity shares are being held by nominees of the
      Government, (hereinafter referred to as the "NOMINEE SUBSCRIBERS") more specifically stipulated in Schedule "A" of the Share Purchase Agreement.

F. The SP. the Company and the Government are parties to an agreement of even date whereby the Government has, subject to the terms and conditions stated therein, agreed to sell and cause the Nominee Subscribers to sell to the SP, and the SP has agreed to purchase from the Government and the Nominee Subscribers, 11,25,18,495 (Eleven Crores Twenty Five Lacs Eighteen Thousand Four Hundred Ninety Five) voting equity shares of the Company (such shares, the "PURCHASE SHARES", and such agreement, the "SHARE PURCHASE AGREEMENT").

G. The Parties have entered into this Agreement to record their agreement as to the manner in which the Company's affairs shall be conducted after the SP acquires the Purchase Shares from the Government and to grant to each other certain rights and obligations with respect to their ownership, directly and indirectly, of the voting equity shares of the Company.

H. Subject to Clause 7.2, the Parties envision that all employees of the Company on the date hereof shall continue in the employment of the Company.

I. The Government, as a significant shareholder of the Company shall extend reasonable co-operation to the Company to facilitate the conduct of the business of the Company.

J. The SP recognises that the Government in relation to its employment policies follows certain principles for the benefit of the members of the Scheduled Caste/Scheduled Tribes, physically handicapped persons and other socially disadvantaged categories of the society. The SP shall use its best efforts to cause the Company to provide adequate job opportunities for such persons. Further, in the event of any reduction in the strength of the employees of the Company, the SP shall use its best efforts to ensure that the physically handicapped persons are retrenched at the end.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Agreement and other good and valuable consideration (the receipt and adequacy of which are hereby mutually acknowledged), each of the Parties hereto hereby agree as follows:

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                                    ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1   DEFINITIONS

      In addition to the terms defined in the introduction to and the text of this Agreement, wherever used in this Agreement, the following words and terms shall have the meanings set out below:

"ACT" means the Indian Companies Act, 1956, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

"AFFILIATE" means, with respect to any Party, any Person which is a holding company or subsidiary of such Party, or any Person which, directly or indirectly, (a) owns or controls such Party, (b) is owned or controlled by such Party, or (c) is owned or controlled by the same Person who, directly or indirectly, owns or controls such Party. For the purposes of this Agreement, the terms "holding company" any "subsidiary" shall have the meanings ascribed to them under Section 4 of the Act, and the term "control" shall mean:

a)    control over the composition of Board of Directors of an entity; or

b)    control of at least 51% of the issued equity share capital of a company.

Provided however that in no event shall the Company be deemed an Affiliate of either the Government or the SP.

"AGREEMENT" means this Shareholders Agreement and all attached schedules and all instruments supplemental to or in amendment or confirmation of this Agreement entered into by the Parties in writing;

"BOARD" means the board of directors of the Company;

"BUSINESS DAY" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Mumbai/New Delhi are open for business during normal banking hours;

"EVENT OF BANKRUPTCY" in respect of a Person (other than the Government) means the first to occur of any of the following:

      i)    if the Person makes an assignment for the benefit of creditors; or

      ii) if a Provisional or Official Liquidator is appointed in relation to any Person by an appropriate court under any applicable Law; or

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      iii)  if the Person avails itself of the benefit of any other legislation for the benefit of debtors: or

      iv) if the Person applies to an appropriate court for voluntary liquidation under any applicable Law.

"FAIR VALUE" means, with respect to any voting equity shares of the Company, the price of such equity shares as determined in accordance with Schedule 6.1 of this Agreement and expressed in terms of money;

"PARTIES" means, collectively, the Government, the SP and the Company and any other Person which becomes a party to this Agreement, and "Party" means any one of them;

"PERSON" includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organisation, trust, body corporate, and a natural person in his capacity as trustee, executor, administrator, or other legal representative;

"SECURITIES" means, collectively, loans made to the Company by its shareholders, and the voting equity shares of the Company;

"SHAREHOLDERS" means the Government and the SP together with such other Persons as may become parties to this Agreement as an equity shareholder of the Company, collectively, and "Shareholder" means any one of such parties individually;

"SHARE PURCHASE AGREEMENT" shall have the meaning ascribed to it in Recital F of this Agreement; and

"VALUATION DATE" has the meaning set forth in Clause 6.1.

1.2   CERTAIN RULES OF INTERPRETATION IN THIS AGREEMENT,

(a) the descriptive headings of Articles and Clauses are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content thereof and shall not be used to interpret the provisions of this Agreement;

(b) the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to any Person or Persons or circumstances as the context otherwise permits;

(c) the terms "hereof, "herein" , "hereto", "hereunder" or similar expressions used in this Agreement mean and refer to this Agreement and not to any particular Article or Clause of this Agreement. The terms "Article" and "Clause" mean and refer to the Article and Clause of this Agreement so specified:

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(d)   unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of such period is not a Business Day; and whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

(e) All capitalized words and expressions used in this Agreement but not defined shall have the same meaning as ascribed to them in the Share Purchase Agreement.

(f) The damages payable by either Party to the other of them as set forth in this Agreement, are intended to be genuine pre-estimates of loss and damage likely to be suffered and incurred by the Party entitled to receive the same and are not by way of penalty or liquidated damages.

1.3   SCHEDULES

      The schedules annexed to this Agreement, as listed below, form an integral part of this Agreement.

      Schedule 4.5 Matters Requiring Special Consent;

      Schedule 6.1 - Principles of Valuation;

      Schedule 6.2 - Mechanism relating to sale and purchase between the Parties of shares of the Company in the future;

      Schedule 11.1 - Arbitration Procedures.

                                    ARTICLE 2

                        EFFECTIVE DATE, PURPOSE AND SCOPE

2.1   EFFECTIVE DATE

      This Agreement shall come into force and effect from and after the Closing Date.

2.2   COMPLIANCE WITH AGREEMENT

      Each Shareholder, being a party to this Agreement, agrees, at all times, to vote and act as a shareholder of the Company to fulfill the provisions of this Agreement and in all other respects to comply with, and use all

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      reasonable efforts to comply and to cause the Company to comply with, this
      Agreement. Each of such Shareholder shall, at all times, cause its respective nominee(s) as directors of the Company to act in accordance with this Agreement, amend the articles of association of the Company to conform to this Agreement, and cause the Company to adopt such amended articles of association through the passage of appropriate Board and shareholder's resolutions and take other actions as required under law in this regard.

2.3   COMPLIANCE BY THE COMPANY

      The Company undertakes to carryout and be bound by the provisions of this Agreement to the fullest extent that it has the capacity and power at law to do so. The Shareholders shall, to the extent possible, cause the Company to take all steps as may be necessary to effectively adopt, abide by and ratify the terms of this Agreement.

2.4   COMPLIANCE WITH LAWS

      In carrying out the obligations specified herein, the Parties shall comply with all applicable Laws.

                                    ARTICLE 3

                     EQUITY PARTICIPATION; FINANCIAL SUPPORT

3.1   EQUITY PARTICIPATION

(a) The Company and the Government represent and warrant to the SP that upon the occurrence of the Closing, the Shareholders' respective equity shareholding in the Company shall be as follows:


                                                             Percentage of Total Equity
Shareholder                 Number of Voting Equity Shares         Share Capital
--------------------------  ------------------------------   --------------------------
Government                           10,81,06,005                       49%
SP and Purchaser Nominees            11,25,18,495                       51%

3.2   ADDITIONAL CAPITAL

(a) Notwithstanding any other provision of this Agreement, if the Board, in exercise of good faith and in its reasonable judgment, determines that the Company requires additional funds and such funds cannot be obtained from banks or other financial institutions on reasonable arms-length commercial terms (or terms

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      that are more favourable to the Company than reasonable arms-length commercial terms) and without guarantees of or recourse to, the Shareholders or any Person not dealing at arm's length with any shareholder, the Board may request, by issuance of a notice (the "FUNDING NOTICE") to all the shareholders of the Company, to contribute, within 90 Business Days after the issuance of the Funding Notice (the "FUNDING PERIOD"), additional capital to the Company, on a pro rated basis depending upon the number of voting equity shares of the Company then held by such shareholders, by way of subscription for additional voting equity shares in accordance with Section 81(1) of the Act or provide a loan to the Company, all as determined by the Board and set forth in the Funding Notice.

(b) If additional capital is to be contributed pursuant to Clause 3.2(a) by way of subscription for additional voting equity shares of the Company, then the subscription price for each such additional voting equity shares shall be determined by the Board and set out in the Funding Notice. The Company shall, promptly upon the receipt of such subscription price, issue to its shareholders the appropriate number of voting equity shares based upon the payment received from each such Shareholder. Such voting equity shares shall rank pari passu with the existing Shares in all respects except for the purposes of dividend that shall be pro rated to the period for which such newly issued shares are in existence.

(c) If any offer to subscribe for voting equity shares of the Company pursuant to Clause 3.2(a) (such offer, the "RIGHT") includes a right to renounce the Right in favour of any other Person, then, no Shareholder shall renounce such Right in favour of any other Person (other than an Affiliate of the renouncing Shareholder) without first giving the other Shareholder a reasonable opportunity to acquire such Right, either directly or through its nominees on the same terms and conditions that such Right is proposed to be renounced in favour of any other Person (other than an Affiliate of the renouncing Shareholder).

(d) Any Person other than a Party hereto, who acquires any Shares pursuant to Clause 3.2(c), shall execute a deed of adherence and an undertaking to adhere to the terms and conditions of this Agreement. The rights of such Person shall be determined in the following manner:

      i) Subject to the provisions of Section 3.2(c) above, in the event that a non-renouncing Shareholder exercises its option to cause its nominee to acquire the Right, such non-renouncing Shareholder shall exercise all the rights and privileges on behalf of such nominee and shall be responsible for all the duties and obligations of such nominee under the terms of this Agreement. The rights of the non-renouncing Shareholder and such nominee shall be the rights available to the non-renouncing Shareholder under this Agreement and no additional rights or privileges shall accrue to or be available to the non-renouncing Shareholder or the nominee.

      ii) Subject to the provisions of Section 3.2(c) above, in the event that the non-renouncing Shareholder

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            does not exercise its option to acquire or cause its nominee to acquire the Right and the renouncing Shareholder offers the Right to a third party, such renouncing Shareholder shall exercise all the rights and privileges on behalf of such third party and shall be responsible for all the duties and obligations of such third party under the terms of this Agreement. The rights of the renouncing Shareholder and such third party shall be the rights available to the renouncing Shareholder under this Agreement and no additional rights or privileges shall accrue to or be available to the renouncing Shareholder or the third party.

(e) For the avoidance of doubt, under no circumstances shall a failure to provide funds by a Shareholder pursuant to a Funding Notice be considered to be a default by such Shareholder under this Agreement or make such Shareholder in any way liable for the payment of such funds.

3.3   ADHERENCE BY AFFILIATES

      In the event that any of the Affiliate(s) of the SP becomes a Shareholder of the Company, whether pursuant to a renunciation of a Right under Clause
      3.2 or otherwise, such Affiliate of the SP shall adhere to this Agreement and be compliant with the provisions hereof.

                                    ARTICLE 4

                            MANAGEMENT OF THE COMPANY

4.1   BOARD OF DIRECTORS

      a) So long as the SP, directly or indirectly through its Affiliates, continues to hold at least 51% of the voting equity share capital of the Company, the Company shall have a Board consisting of not more than 12 directors who shall be appointed by the Government and the SP in proportion of their equity shareholding in the Company. Provided however that the SP shall have at all times the right to appoint such number of directors on the Board such that the SP always has control over the majority of the votes on the Board.

      b) The Parties agree that immediately after the sale and purchase of the Purchase Shares between the Government and the SP, the Board shall comprise of 9 directors of which the SP shall have the right to appoint 5 directors (including the chief executive officer/managing director).

      c) The Government shall have the right to appoint the remaining 4 directors who shall all be non-working directors of the Company. Provided that the Government agrees it shall not appoint any

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            person as its nominee to the Board if such person is a director or employee of any other company or entity that is engaged in any activity or business in competition with the business of the Company.

      d) Both the Government and the SP shall vote the equity shares of the Company held by them to elect/remove the directors nominated in accordance with this Agreement.

      e) In the event that the Board constitutes a share transfer committee for the purposes of effecting the transfer of Shares, such share transfer committee shall include one nominee of the SP and the Government each.

4.2   REMOVAL AND REPLACEMENT OF NOMINEES

      The Government and the SP shall be entitled to remove any director nominated by them by notice to such director and the other Parties. Any vacancy occurring on the Board by reason of the death, disqualification, inability to act, shall be filled by the Party whose nominee was so affected so as to maintain a Board that is consistent with the provisions of Clause 4.1.

4.3   MEETING OF BOARD

      The Board shall meet at least once every calendar quarter period during the term of this Agreement and in the event that a meeting of the Board is not held during any such quarter period, any director may call a meeting of the Board on 48 hours prior notice to the other directors. At each meeting of the Board, unless waived by atleast one nominee director each of the SP and the Government, the chief executive officer/managing director of the Company shall report duly to the Board with respect to the current status of the operations of the Company and with respect to all major developments or planned action involving the Company and shall present to the meeting complete current financial information with respect to the Company.

4.4   QUORUM

      a) The quorum requirements for the Board and shareholders meeting of the Company shall be governed by the provisions of the Act and the SP shall ensure that the Government is given reasonable notice of all such meetings in a timely manner.

      b) Notwithstanding anything to the contrary in sub-clause 4.4(a) above, the presence of at least one

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            nominee director each of the Government and the SP, in case of a
            Board meeting, or at least one authorised representative each of the Government and the SP, in case of a general meeting, shall be necessary to constitute quorum for any meeting in which a resolution for any of the matters specified in Schedule 4.5 is to be passed and a notice of not less than 7 (seven) days shall be given to the Government and the SP for any such meeting, unless the Government and the SP agrees to a shorter notice in writing.

      c) In the event that no nominee director or authorised representative of either the Government or the SP is present at a meeting referred to in sub-clause 4.4(b) above, such meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such later day as may be notified to the Government or the SP as the case may be.

      d) In the event that no nominee director or authorised representative of the same Shareholder, whose nominee director/authorised representative was not present in the meeting referred to in sub-clause 4.4(b), is present at the adjourned meeting referred to in sub-clause 4.4(c) above, such meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such later day as may be notified to such Shareholder.

      e) Notwithstanding anything to the contrary in sub-clause 4.4(b) above, in the event that no nominee director/authorised representative of the same Shareholder, whose nominee director/authorised representative was not present in the meetings referred to in sub-clauses 4.4(b) and 4.4(c), is present at the adjourned meeting referred to in sub-clause 4.4(d), it shall be deemed that the presence of the nominee director/authorised representatives of such Shareholder is not required for such meeting and the directors/shareholders present at such adjourned Board/general meeting shall be entitled to proceed with the items on the agenda in such manner as they deem fit even though such items may be relating to matters listed in Schedule 4.5.

4.5   APPROVAL OF MATTERS

      Notwithstanding any other provision of this Agreement or otherwise permitted or provided under the Act, no obligation of the Company or any of its subsidiaries shall be entered into, no decision shall be made and no action shall be taken by or with respect to the Company or any of its subsidiaries in relation to the matters identified in Schedule 4.5, unless such obligation, decision or action, as the case may be, is approved:

      a) If at any meeting of the Company's shareholders duly called for the purpose of considering such obligation, decision or action, by an affirmative vote of the one authorised representative of both the Government and the SP:

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      b)    If at the meeting of the Board, then subject to the provisions of sub-clause 4.4(e) by at least one nominee director of each of the Government and the SP.

4.6   VOTING

      Excepting the matters listed in Schedule 4.5, the Government or any other entity nominated by it shall, at all shareholders' meeting of the Company, exercise the voting rights attached to the voting equity shares of the Company held by the Government in the manner directed in writing by the SP. For purposes of clarity and avoidance of doubt, on any resolution that directly or indirectly relates to matters specified in Schedule 4.5, the Government shall be free to exercise the voting rights attached to the Company's shares held by it in the manner it deems fit.

4.7   MANAGING DIRECTOR

      Throughout the term of this Agreement, the Company shall have a Managing Director appointed by the Board in accordance with Clause 4.1(b). The Managing Director shall be a member of the Board and shall manage the daily operations of the Company. The term of the office of the Managing Director shall be determined by a resolution of the Board. The Managing Director shall function under the supervision, control and direction of the Board and shall, subject to such supervision, control and direction, have the authority to manage the business operations of the Company. Subject to the provisions of Clause 4.5 read with Schedule 4.5, the powers and duties of the Managing Director shall be defined and/or modified from time to time by resolution of the Board, and shall include the powers and duties to:

      (a) incur capital expenditure which has been previously approved by the Board and any other operational expenditure;

      (b) appoint and terminate any buyers, suppliers, ancillaries, franchisees and distributors;

      (c) appoint, retrench and/or dismiss employees, consultants and contract labour of the Company, subject to Clause 7.2 and other applicable provisions of this Agreement, the applicable staff regulations, the standing orders of the Company and applicable Law;

      (d) make decisions regarding the marketing of the Company's products, including fixing the price, margins, discounts and determining the advertisement policy and budgets;

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      (e)   make operational decisions regarding the quality and product constituents for the customers; and

      (f) take such actions or execute such contracts on behalf of the Company that are in the ordinary course of business of the Company.

4.8   REPORTING REQUIREMENTS

      The SP shall ensure that the Company provides to the Government:

            (i) annually within 3 (three) months of the end of a relevant financial year an audited profit and loss account, balance sheet and cash flow analysis for such financial year, together with all reports and statements required to be annexed thereto:

            (ii) at least thirty (30) days prior to the commencement of a financial year, the projections, financial budget and operating plan for the next succeeding three financial years and in respect of the first financial year of such succeeding three years a detailed financial budget and operating plan which shall be prepared on a quarterly basis;

            (iii) within sixty (60) days of the end of each quarter period, financial statements for such quarter showing profits or losses before taxation, taxation on profits, profits or losses attributable to shareholders, the balance at the end of the period of share capital and reserves, and comparative figures for the previous quarter and any other financial information together with a commentary on the business of the Company;

            (iv) such reports and such additional information prepared in the usual form of the Company concerning any financial data regarding operations, financial condition, business, affairs or prospects of the Company.

                                   ARTICLE 5

                              DEALING WITH SHARES

5.1   RESTRICTIONS ON TRANSFER OF SHARES

      a) Except as expressly provided in this Agreement, or as may otherwise be unanimously agreed, the SP shall not, for a period of 3 (three) years from Closing, directly or indirectly, sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber (any such, a "TRANSFER") any Purchase Shares or the legal or beneficial ownership of Purchase Shares or any of its rights or obligations under this Agreement, to any Person without first complying with all of the provisions of this Agreement.

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      (b)   Subject to Clause 5.3(a), the SP may pledge, charge or mortgage any
            Purchase Shares provided it gives a written notice to the Government, at least 15 (fifteen)days prior to the creation of any such pledge, charge or mortgage, specifying the identity of the Person in whose favour the SP proposes to pledge, charge or mortgage any Purchase Shares and the material terms and conditions concerning pledge, charge or mortgage. Similarly, the Government may pledge, charge or mortgage any equity shares of the Company held by it provided it gives a written notice to the SP, at least 15 (fifteen) days prior to the creation of any such pledge, charge or mortgage, specifying the identity of the Person in whose favour the Government proposes to pledge, charge or mortgage any equity shares of the Company held by it and the material terms and conditions concerning the creation of such pledge, charge or mortgage.

      (c) The Parties agree that in the event that any share transfer committee is constituted pursuant to Clause 4.1(e), no Transfer of any Shares held by any Shareholder shall be approved by such share transfer committee without an affirmative vote of the nominees of both the SP and the Government on the share transfer committee. Provided however, that the SP and the Government nominee on the share transfer committee shall not withhold their approval to any transfer of Share if such transfer is in accordance with the terms of the Agreement.

5.2   NOTICE OF RESTRICTIONS

      a) For a period of 3 (three) years from the Closing Date, the SP hereby pledges the Purchase Shares and undertakes that it shall pledge any additional Shares that it may acquire pursuant to this Agreement prior to the expiry of 3 (years) (collectively referred to as the "PLEDGED SHARES"), to the benefit of the Government as a continuing security to secure its performance and adherence to the prohibition on transfer of the Pledged Shares for 3 (three) years as provided in sub-clause 5.1(a).

      b) The Government hereby agrees that upon the expiry of 3 years from the Closing Date, the Government shall issue a pledge closure confirmation form in respect of all the Pledged Shares to the Depository Participant of the Government.

      c) Notwithstanding anything to the contrary in this Clause 5.2, the SP shall be entitled to exercise any and all voting and other consequential rights pertaining to the Pledged Shares in a manner that is consistent with the terms of this Agreement.

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      d)    Notwithstanding what is provided hereinabove in sub-clause 5.2(a), the SP may with the prior written approval of the Government, pledge the Shares held by it to a financial institution, a scheduled bank or a recognized lender as security for any loan or advances made by such financial institution, scheduled bank or recognized lender, provided however that the identity of the proposed pledgee is disclosed to the Government and such pledge confirms that the pledge shall be bound by the restrictions on transfer of Shares and the contractual obligations and covenants as provided in this Agreement. The Government agrees that it shall not unreasonably withhold its consent to a proposal by the SP to pledge the Shares held by the SP in accordance with this sub-clause.

      e) For a period of 3 (three) years from Closing, all share certificates with respect to the Shares held by the Government and in the event that at any time prior to the expiry of 3 (three) years from Closing, the SP holds any of its Shares in the form of physical share certificates, then the share certificates for such of the SP's Shares shall bear the following legend either as an endorsement or on the face of such share certificate:

            "THIS CERTIFICATE AND THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF THE SHAREHOLDERS AGREEMENT AND THE SHARE PURCHASE AGREEMENT BOTH OF WHICH ARE DATED MARCH 2, 2001, BY AND AMONG THE PRESIDENT OF INDIA, STERLITE INDUSTRIES (INDIA) LTD AND BHARAT ALUMINIUM COMPANY LIMITED, COPIES OF WHICH ARE ON FILE AT THE CORPORATE OFFICE OF THE COMPANY. SUCH SHAREHOLDERS AGREEMENT, AMONG OTHER THINGS, IMPOSES VARIOUS RESTRICTIONS ON THE TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, PLACEMENT IN TRUST (VOTING OR OTHERWISE), OR OTHER ENCUMBRANCE OR DISPOSAL OF AN INTEREST IN, DIRECTLY OR INDIRECTLY AND WHETHER OR NOT VOLUNTARILY, BY OPERATION OF LAW OR OTHERWISE, THE COMPANY'S EQUITY SHARES, PAR VALUE Rs. 10 PER SHARE (THE "EQUITY SHARES"), AND GRANTS TO CERTAIN SHAREHOLDERS OF THE COMPANY CERTAIN OPTIONS TO PURCHASE AND SELL THE EQUITY SHARES." THE ABOVE LEGEND SHALL BE VALID FOR A PERIOD COMMENCING FROM MARCH 2, 2001 TILL MARCH 1, 2004 AND SHALL BE DEEMED TO HAVE AUTOMATICALLY LAPSED UPON THE EXPIRY OF THREE YEARS FROM THE DATE OF THE ENDORSEMENT OR THE EXPIRY OF THE SHAREHOLDERS AGREEMENT, WHICHEVER IS EARLIER.

      f) Upon the expiry of three (3) years from Closing, both the SP and the Government shall have the right to submit the share certificates bearing the legend to the Company and seek the substitution by a new share certificate without the legend.

5.3   RIGHT OF FIRST REFUSAL

      (a) Subject to Clause 5.1(a), if the Government desires to sell all or any of the voting equity shares of the Company held by it, or if the SP desires to sell all or any of the Purchase Shares, or any other voting equity shares of the Company acquired pursuant to this Agreement, the Government or the SP, as the case may be, (the "OFFEROR") shall first offer (the "OFFER") to sell such voting equity shares of the Company to the other Shareholder (the "OTHER SHAREHOLDER"). The Offeror shall send a notice of the offer (the "SALE NOTICE") to the Other Shareholder irrevocably offering to sell the Offeror Shares, for cash, to the Other Shareholder.

      (b) The Sale Notice shall clearly stipulate among other things, the number of such voting equity shares of the Company that the Offeror desires to sell (the "OFFER SHARES"), the price at which it wishes to sell the Offer Shares (the "OFFER PRICE"), and details of any willing third party buyer, if any.

      (c) Upon the Sale Notice being given, the Other Shareholder shall have the right, exercisable at its sole discretion, to purchase all, but not less than all, of the Offer Shares.

      (d) Within 30 Business Days of the Sale Notice (the "OFFER PERIOD"), the Other Shareholder may give to the Offeror a notice in writing (an "ACCEPTANCE NOTICE") accepting the offer contained in the Sale Notice. If the Acceptance Notice is given by the Other Shareholder, the transaction of purchase and sale shall be completed within 60 Business Days of the expiry of the Offer Period.

      (e) If the Other Shareholder does not give Acceptance Notice in accordance with the provisions of Clause 5.3(d), the rights of the Other Shareholder, subject to the terms provided in this Clause 5.3, to purchase the Offer Shares shall cease and the Offeror may sell the Offer Shares to any Person or Persons within 60 Business Days after the expiry of the Offer Period, for a price and on terms no more favourable to such Persons than those set out in the Sale Notice. If the Offer Shares are not sold within such 60 Business Day period on such terms, the rights of the Other Shareholder pursuant to this Clause 5.3 shall again take effect with respect to any sale of voting equity shares of the Company held by the Offeror, and so on from time to time. For the avoidance of doubt, if the Offeror proposes to sell the Offer Shares at a price lower than the Offer Price stipulated in the Sale Notice, the Offeror shall be bound to offer the Offer Shares at such lower price to the Other

            Shareholder in accordance with Clause 5.3(a) and such lower price shall then be deemed to be the 'Offer Price' for the purposes of this Clause 5.3.

      (f) In the event that the Offeror is the Government and the Other Shareholder, being the SP, does not give the Acceptance Notice in accordance with the provisions of Clause 5.3(d), the Government may decide, in exercise of rights of an Offeror provided in Clause 5.3(e), to offer the Offer Shares to the public and the Government shall promptly inform the SP of such decision to offer the Offer Shares to the public.

      (g) Within 15 (fifteen) days of the Government informing the SP as provided under sub-clause 5.3(f), the SP shall have the option to issue a notice (the "PUBLIC OFFER CALL NOTICE") to the Government requiring the Government to sell such part of the Offer Shares to the SP that would make the entire SP's shareholding in the Company equal to the number of shares as are equal to one share more than 75% of the then entire issued and paid up equity share capital of the Company ("RE-OFFERED SHARES").

      (h) The Government shall be under an obligation to sell and the SP shall be under an obligation to purchase the Re-offered Shares within 15 (fifteen) days of the date of Public Offer Call Notice at the Offer Price.

      (i) Upon the completion of the sale and purchase of the Re-offered Shares or if the SP does not give the Public Offer Call Notice within the period specified in sub-clause 5.3(g), the Government shall be entitled to sell the Offer Shares or such part of the Offer Shares as are remaining after the exercise of the Public Offer Call Notice by the SP at a price not lower than the Offer Price.

      (j) The SP and the Government shall cause such resolutions to be passed at the shareholders meeting and Board meeting as may be required for the listing of the Company's Shares at the stock exchange(s), under applicable Law, including without limitation, Securities Exchange Board of India guidelines and listing conditions. Further, the SP and the Government shall cause the Company to comply with all Securities Exchange Board of India guidelines, issue norms and listing guidelines and all other conditions for listing under applicable Law.

      (k) Notwithstanding the provisions of Clause 5.3(e), the Other Shareholder shall be entitled to require proof that the purchase and sale of the Offer Shares was completed at a price and on terms no more favourable than those that would have been applicable had the Other Shareholder agreed to purchase the Offer Shares.

      (l) All Sale Notices, Acceptance Notices or any other notices given under this Clause shall be given concurrently to the Company.

      (m) Notwithstanding anything to the contrary in this Article 5, the Government, shall at its sole discretion, have the option of selling from its shares representing not more than 5% (five percent) of the equity share capital existing as of date of this Agreement, to the employees of the Company. In the event that the Government exercises its option to sell part of its shares to the employees, the employees shall be issued fresh share certificates for the shares transferred to the employees, without the endorsement of the legend provided in Clause 5.2(e). The Parties agree that, upon the completion of transfer, the shares transferred to the employees pursuant to this sub-clause (m) shall not be subject to any restrictions in this Agreement, whether by way of a voting arrangement or a right of first refusal.

5.4   TAG ALONG RIGHT

      a) Notwithstanding anything to the contrary in Clause 5.3, but subject to the restrictions in Clauses 5.1 and 5.3, in the event that the Other Shareholder (as defined in Clause 5.3(a)) decides not to exercise its right of first refusal pursuant to a Sale Notice (as defined in Clause 5.3(a)), the Other Shareholder at any time before the expiry of the Offer Period (as defined in Clause 5.3(d)), may instead of exercising its right to purchase the Offer Shares (as defined in Clause 5.3(b)), send a tag along notice (the "TAG ALONG NOTICE") to the Offeror (as defined in Clause 5.3(a))requiring the Offeror to ensure that the proposed third party purchaser of the Offer Shares also purchases all or some of the Other Shareholders equity shares in the Company at the same price and on the same terms as the Offer Shares, Provided that if the Offeror is the Government and the Government proposes to offer the Offer Shares to the public in accordance with sub-clauses 5.3(f)-(h), the SP shall not have the right to issue the Tag Along Notice and the provisions of this Clause 5.4 shall not apply.

      b) In the event that the Other Shareholder delivers a Tag Along Notice to the Offeror, the Offeror shall ensure that along with the Offer Shares, the proposed third party purchaser also acquires the shares specified in the Tag Along Notice for the same consideration and upon the same terms and conditions as applicable to the Offer Shares.

      c) In the event that the proposed third party purchaser is unwilling or unable to acquire all of the Offer Shares and the Other Shareholder's equity shares mentioned in the Tag Along Notice, upon such terms then the Offeror may elect either to cancel such proposed transfer or to allocate the maximum number of equity shares of the Company which the proposed third party purchaser is willing to purchase among the Sale Shares and the shares mentioned in the Tag Along Notice pro-rata in the ratio of equity shareholding in the Company at such time of the Offeror and the Other Shareholder and to complete such transfer on such terms.

      d) Notwithstanding anything to the contrary in this Agreement, the Offeror shall not be entitled to sell or transfer any of the Offer Shares to any proposed purchaser / transferee unless the proposed purchaser / transferee simultaneously purchases and pays for the required number of equity shares mentioned in the Tag Along Notice in accordance with the provisions of this Clause 5.4.

5.5   INSOLVENCY OF A SHAREHOLDER

      (a) If an Event of Bankruptcy occurs in relation to the SP, the SP shall give notice of such Event of Bankruptcy ("INSOLVENCY OFFER NOTICE") to the Government within 15 Business Days of such Event of Bankruptcy, offering to sell all, but not less than all, of the voting equity shares of the Company beneficially then owned by the SP (the "SP's SHARES") to the Government or its nominee at a price determined pursuant to Clause 6.1.

      (b) Within 60 Business Days of the purchase price being determined in accordance with Clause 6.1 (for the purposes of this Clause the "OFFER PERIOD") the Government may give to the SP, with a copy to the Company, a notice in writing exercising its right to purchase the SP's Shares under this Clause 5.5 (an "INSOLVENCY ACCEPTANCE NOTICE"). If the Insolvency Acceptance Notice is given by the Government, the transaction of purchase and sale shall be completed within 60 Business Days of the expiry of the Offer Period.

      (c) Upon the completion of the purchase of the SP shares by the Government pursuant to this Clause 5.5, the Government shall be constituted as successors in interest of the SP to the extent of the equity shares of the Company held by the SP and the Government shall be entitled to succeed to, and be transmitted as the successor Shareholders on the register of members of the Company.

5.6   PERMITTED TRANSFERS

      (a) Any Securities held by the SP may be Transferred to a Person who is an Affiliate of the SP provided that, in connection with any such Transfer (i) the transferee shall, in writing, assume all rights and obligations of the transferor under this Agreement, and (ii) effective provision is made whereby the transferee and the transferor are bound, prior to the transferee ceasing to be an Affiliate of SP to effect the Transfer back to the SP, of all (but not less than all) such Securities held by the transferee.

      (b) Notwithstanding the completion of any Transfer of Securities by the SP to an Affiliate pursuant to this Clause 5.6, the SP shall continue to be bound by all the obligations under this Agreement as the principal obligator.

5.7   CONSEQUENCES OF BREACH BY A SHAREHOLDER

      (a) If either of the SP or the Government commits any breach or default of the terms of this Agreement (the "DEFAULTING PARTY") which, if capable of being remedied, is not remedied within 30 days of receipt of notice of such breach, the other Party (the "NON-DEFAULTING PARTY") shall have the right, exercisable at its sole discretion, at any time within 90 days of the day it became aware of such breach or default, to give notice (such notice being referred to in this Clause 5.7 as the "NOTICE") to the Defaulting Party containing an offer by the Non-Defaulting Party, at the option of the Non-Defaulting Party to either:

            (i) sell all or any of the voting equity shares of the Company held by the Non- Defaulting Party to the Defaulting Party (such offer being referred to in this Clause 5.7 as, an "Offer to Sell") at a price that is equivalent to 125% of the price of such equity shares determined in accordance with Clause 6.1, Provided however, that in the event that the Defaulting Party is the SP and the event of breach committed by the SP is under the terms of sub-clauses 7.2(e) and (f), Clause 4.5 read with item 20 of Schedule 4.5 or this Article 5, the price at which the Government (the Non-Defaulting Party) may make the Offer to Sell shall be 150% of the price of such equity shares determined in accordance with Clause 6.1; or

            (ii) purchase, directly or indirectly, through a designated nominee, all or any of the voting equity shares of the Company held by the Defaulting Party (such offer being referred to in this Clause 5.7 as, an "Offer to Purchase") at a price that is equivalent to 75% of the price of such equity shares determined in accordance with Clause 6.1, Provided however, that in the event that the Defaulting Party is the SP and the event of breach committed by the SP is under the terms of sub-clauses 7.2(e) and (f), Clause 4.5 read with item 20 of
                  Schedule 4.5 or this Article 5, the price at which the Government (the Non-Defaulting Party) may make the Offer to Purchase shall be 50% of the price of such equity shares determined in accordance with Clause 6.1.

      (b) Within 30 Business Days of the Notice being given containing the Offer to Sell or the Offer to Purchase, as the case may be, the Defaulting Party shall complete the transaction of the purchase and sale.

      (c) The Defaulting Party shall be liable for all costs and expenses (including reasonable legal fees) including, but not limited to, those that the Non-Defaulting Party or its nominee may incur to complete the transaction of sale and purchase pursuant to this Clause 5.7 and comply with the applicable rules and regulations of the Securities and Exchange Board of India, if applicable.

5.8   CALL OPTION

      a) The Parties hereby agree that upon the expiry of the third anniversary of the Closing Date, and at any time thereafter, the SP shall have the option to issue a notice ("CALL NOTICE") to the Government, thereby requiring the Government to sell to the SP within a period of 60 (sixty) days from the date of receipt of the Call Notice (the "CALL PERIOD"), all but not less than all the voting equity shares in the Company then held by the Government, (the "CALLED SHARES") and the Government in that event shall be under mandatory obligation to sell the Called Shares as aforesaid. The price for the sale and purchase of the Called Shares pursuant to this Clause shall be the higher of:

            i)    Fair Value of the Called Shares; or

            ii) The unit sale price (as provided in Clause 2.1 of the Share Purchase Agreement at which the SP has purchased the Purchase Shares pursuant to the Share Purchase Agreement) together with interest at the rate of 14% per annum compounded with half yearly rests and calculated from the Closing Date after giving credit for the dividend received by the Government as a Shareholder of the Company during the period from the Closing till the date of the completion of the sale and purchase of the Called Shares.

      b) The Parties shall cause the Fair Value of the Called Shares to be determined within 30 days of the date of receipt of the Call Notice.

      c) Upon receiving a Call Notice from the SP, the Government shall not be entitled to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber its Shares during the Call Period. If the purchase, pursuant to the Call Notice is not completed by the SP, the Government shall be relieved of its obligations to sell the Called Shares specified in Clause 5.8 herein. For the avoidance of doubt, other than the right of first refusal provided in Clause 5.3 and the tag along rights provided in Clause 5.4, there shall be no restriction on the right of the Government to Transfer any or all of its Shares till such time that the Call Notice is received by the Government.

      d) Upon the issuance of the Call Notice by the SP, the SP shall be under an obligation to complete the purchase of the Called Shares within the Call Period.

      e)    The sale and purchase of the Called Shares pursuant to this Clause
            5.8 shall be subject to the procurement of all Approvals.

                                   ARTICLE 6

                        ARRANGEMENTS REGARDING TRANSFER

6.1   VALUATION

      The purchase price payable for any voting equity shares of the Company to be transferred hereunder at a price determined pursuant to this Clause 6.1 shall be equal to the Fair Value determined, as at the date of the event which gives the right of purchase or sale (the "VALUATION DATE"), in accordance with the principles of valuation set forth in Schedule 6.1.

6.2   CLOSING

      a) Save and except the transfer of the Purchase Shares by the Government to the SP pursuant to the Share Purchase Agreement, any transaction relating to the sale and purchase of the equity shares of the Company between the Parties shall take into consideration the matters specified in Schedule 6.2.

      (b) In the event of any transfer of any loan made by a Shareholder to the Company in accordance with the terms of this Agreement, the Company shall, upon the notes, debentures or other evidence of indebtedness held by the transferor being delivered to the Company for cancellation, issue to the transferee replacement notes, debentures or other evidence of indebtedness, on the same terms and in the same form as held by the transferor, in the principal amount of such shareholder loans transferred and assigned to the transferee.

                                   ARTICLE 7

                         REPRESENTATIONS AND WARRANTIES

7.1   COMPANY'S REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants to each of the Shareholders that:

      (a) The authorized capital of the Company consists of 50,00,00,000/- voting equity shares of Rs. 10 each and the total paid-up share capital of the Company consists of 22,06,24,500 voting equity shares of Rs. 10 each.

      (b) No Person has any agreement or option or right capable of becoming an agreement for the purchase, subscription or issue of any shares of the Company, save and except as provided for in this Agreement and the Share Purchase Agreement.

7.2   SP'S REPRESENTATIONS, WARRANTIES AND COVENANTS

      The SP represents and warrants to and covenants with each of the Government and the Company that:

      (a) it has been duly incorporated or created and is validly subsisting and in good standing under the laws of the jurisdiction indicated in the preamble to this Agreement;

      (b) it has the corporate power and authority to enter into and perform its obligations under this Agreement;

      (c) this Agreement has been duly authorised, executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms;

      (d) it is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law which would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

      (e) Notwithstanding anything to the contrary in this Agreement, it shall not retrench any part of the labour force of the Company for a period of one (1) year from the Closing Date other than any dismissal or termination of employees of the Company from their employment in accordance with the applicable staff regulations and standing orders of the Company or applicable Law; and

      (f) Notwithstanding anything to the contrary in this Agreement, but subject to sub-clause (e) above, any restructuring of the labour force of the Company shall be implemented in the manner recommended by the Board and in accordance with all applicable laws.

      (g) Notwithstanding anything to the contrary in this Agreement, but subject to sub-clause (e) above, in the event of any reduction of the strength of the Company's employees the SP shall ensure that the Company offers its employees, an option to voluntarily retire on terms that are not, in any manner, less favourable than the voluntary retirement scheme offered by the Company which is referred to in Schedule 7.4 of the Share Purchase Agreement: and

      (h) It shall vote all the voting equity shares of the Company, directly or indirectly, held by it to ensure that all provisions of this Agreement, to the extent required, are incorporated in the Company's articles of association.

7.3   GOVERNMENT'S REPRESENTATIONS AND WARRANTIES

      The Government represents and warrants to each of the Company and the SP that:

      (a) it has the power and authority to enter into and perform its obligations under this Agreement;

      (b) this Agreement has been duly authorised, executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms;

      (c) except as disclosed in the Disclosed Information or the Share Purchase Agreement, to the Knowledge of the Government, the Government is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation , judgment, decree or law which would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation or any of the transactions provided for in this Agreement; and

      (d) it shall vote all the voting equity shares of the Company held by it to ensure that all provisions of this Agreement, to the extent required, are incorporated in the Company's articles of association.

7.4   SURVIVAL OF REPRESENTATIONS

      All of the representations and warranties made in this Agreement shall survive and continue to be in effect for a period of 3 (three) years from the date of this Agreement and shall be deemed to be continuing in full force and effect.

                                   ARTICLE 8

                      INDEMNIFICATION AND CONFIDENTIALITY

8.1   INDEMNIFICATION

      Each Shareholder agrees to indemnify, defend and hold harmless each of the Company, the other Shareholder, and their respective lawful successors and assigns from and against any and all losses, liabilities, claims, damages, costs and expenses including reasonable legal fees and disbursements in connection therewith and interest chargeable thereon (collectively, "CLAIMS") asserted against or incurred by the Company or such other Shareholder which arise out of; results from, or may be payable by virtue of any breach of any representation, warranty, covenant or agreement made or obligation required to be performed by the indemnifying Shareholder pursuant to this Agreement; provided, however, that in no event shall the indemnifying Shareholder be liable, wherein in contract, tort, misrepresentation, warranty, negligence, strict liability or otherwise, for any special, indirect, incidental or consequential damages arising out of or in connection with this Agreement, or any performance, non-performance or breach of any provision hereof.

8.2   CONFIDENTIALITY

      The SP agrees that it shall not, at any time or under any circumstances, without the prior written consent of the Company and the Government, directly or indirectly communicate or disclose to any Person (other than an Affiliate of SP) any knowledge or information howsoever acquired by them relating to the customers, products, technology, trade secrets, systems, operations or other confidential information regarding the property, business and affairs of the Company or any of its subsidiaries including, but not limited to, any foreign collaboration agreements and technical collaboration agreements entered into by the Company or any of its subsidiaries. The SP further agrees that it shall not utilise, or make available to any Person any such knowledge or information, in connection with the transfer or proposed transfer of any of the Securities, Provided however that the confidentiality obligation under this Clause 8.2 shall be subject to the following exceptions:

a) disclosure to the employees and auditors requiring the information for the purposes of this Agreement subject to the execution of a confidentiality agreement by them; or

b) legal advisors and professional consultants subject to the execution of a confidentiality agreement by them; or

c) if the information is, prior to the execution of this Agreement, lawfully in the possession of the SP through sources other than the party who supplied the information: or

d)    if required by Law; or

e) if the information is or becomes generally and publicly available, other than due to reason of breach of this Agreement.

                                    ARTICLE 9

                                   GOOD FAITH

9.1 The SP confirms that it has, prior to the Closing, disclosed particulars to the Government of any activities or business that it is engaged in that are in competition with the business of the Company.

9.2 In the event that the SP, its Affiliates or its nominees at any time after Closing, decides to undertake any activities or businesses that may be in competition with the then existing business of the Company, the SP shall be under an obligation to disclose such activity or business to the Government.

9.3 The SP agrees that, in the event that, at any time, the SP, its Affiliates or its nominees is engaged in any activities or businesses that may be or is in competition with the Company's business, both existing or future, then the SP its Affiliates or its nominees shall always act in good faith and in the interests of the Company.

                                   ARTICLE 10

                               MANAGEMENT DEADLOCK

10.1 In the event that the Government withholds its consent for a matter specified in Schedule 4.5 in a Board Meeting and the same matter is placed before the Board in the next Board Meeting or a Board Meeting held within three (3) months of the first Board Meeting at which the consent was withheld by the Government, the Government may at is discretion, either:

      a)    give its consent to such matter at such succeeding Board Meeting:

      b) determine that a deadlock ("DEADLOCK") has arisen and issue a written deadlock notice (the "DEADLOCK NOTICE") to the SP.

10.2 Within fourteen (14) days after receipt of a Deadlock Notice by the SP, the Parties shall refer the Deadlock Notice to the senior representatives of the SP and the Government for resolution of the Deadlock.

10.3 If the senior representatives of the Parties fail to resolve the Deadlock within sixty (60) days of the reference of the Deadlock Notice, or such extended period as may be agreed in writing between the Parties, the Parties shall proceed in accordance with Article 10.4.

10.4  In the event that the matter of Deadlock, is not resolved in terms of
      Article 10.3, the Government may serve notice on the SP requiring the SP to buy all the Shares held by the Government at the higher of their Fair Value or the unit sale price (as provided in Clause 2.1 of the Share Purchase Agreement at which the SP has purchased the Purchase Shares pursuant to the Share Purchase Agreement) together with interest at the rate of 14% per annum compounded with half yearly rests and calculated from the Closing Date after giving credit for the dividend received by the Government as a Shareholder of the Company during the period from the Closing till the date of the completion of the sale and purchase of the said shares.

10.5 In the event that the Government serves a notice on the SP pursuant to Clause 10.4, the SP shall complete the purchase of the Shares held by the Government within sixty (60) days of receipt of such notice.

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1  ARBITRATION

      a) Any controversy or dispute which arises between the Parties to this Agreement concerning its construction or application, or the rights, duties or obligations of any Party hereunder, shall be referred to arbitration subject to the procedures set out in Schedule 11.1 to this Agreement.

      b) Notwithstanding anything to the contrary in sub-clause hereinabove, the Parties agree that any valuation pursuant to Clause 6.1 is an expert opinion and shall be final and binding on the Parties and shall not be the subject matter of dispute between the Parties.

11.2  APPLICATION OF THIS AGREEMENT

      The terms of this Agreement shall apply mutatis mutandis to any shares:

      (a) resulting from any conversion, reclassification, redesignation, subdivision or consolidation or other change of the voting equity shares of the Company held by the Shareholders; and

      (b) of the Company or any successor body corporate which maybe received by the Shareholders as a result of any merger, amalgamation, arrangement or other reorganisation of or including the Company:

      (c) and prior to any such action being taken the Parties shall give a consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Clause.

11.3  FURTHER ASSURANCES

      The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

11.4  BENEFIT OF THE AGREEMENT

      This Agreement shall ensure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties hereto. Irrespective of whether or not the memorandum and/or articles of association of the Company fully incorporate the provisions hereof or any of them, the Government and the SP's rights and obligations shall be governed by this Agreement which shall prevail in the event of any ambiguity or inconsistency between the articles of association of the Company and the provisions of this Agreement.

11.5  ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the Parties with respect to such subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory between the Parties other than those expressly set forth in this Agreement.

11.6  AMENDMENTS AND WAIVERS

      No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties to this Agreement. To the extent any such modification or amendment requires a corresponding modification or amendment to the memorandum and/or the articles of association, the Parties shall use their best efforts in good faith to cause all such modifications or amendments to the memorandum and/or the articles of association of the Company. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

11.7  ASSIGNMENT

      Except as may be expressly provided in this Agreement, none of the Parties to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties.

11.8  TERMINATION

      This Agreement shall terminate upon:

      (a)   the written agreement of all of the Company, SP and the Government;
            or

      (b)   the dissolution or bankruptcy of the Company; or

      (c) either Party becoming the beneficial owner of more than 75% of the voting shares of the Company; or

      (d) either of the Parties directly or indirectly ceasing to hold the legal and beneficial ownership of at least 25.01% of the outstanding and issued voting equity share capital of the Company,

11.9  SURVIVAL

      a) Notwithstanding anything to the contrary in this Agreement, any termination pursuant to Clause 11.8 will not affect the effectiveness of Articles 1, 6, 8 and 11 and, to the extent that the termination is caused pursuant to Clause 11.8 (c) & (d), the effectiveness of Clause 3.3, 5.3, 5.4, 5.5, 5.6 and 5.7, of this Agreement and the Parties, obligations stated therein.

      b) No termination of this Agreement or any agreement related hereto shall release any Party from any liability to any other Party which at the time of such termination has already accrued, nor affect in any way the survival of any right of obligation of any Party which is expressly stated elsewhere in this Agreement or in any agreement related hereto to survive the expiration or termination hereof.

11.10 SEVERABILITY

      If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue to be in full force and effect.

11.11 NOTICES

      Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this Clause as a "NOTICE") to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax or other form of recorded communication tested prior to transmission to such Party:

      (a)   in the case of a notice to the Government, at:
            Ministry of Mines and Minerals
            Department of Mines
            Shastri Bhawan
            New Delhi 110 001, India

            Attention: Joint Secretary
            Fax: 011 338 7937

      (b)   in the case of a notice to the SP, at:
            Sterlite Industries (India) Ltd
            5th   Floor, Dhanraj Mahal
            Chatrapati Shivaji Marg, Apollo Bunder
            Mumbai, India

            Attention: Company Secretary
            Fax:  022 204 8688

     (c)  in case of a notice to the Company, at:
          Bharat Aluminium Company Limited
          Aluminium Sadan, Scope Complex
          Lodi Road, New Delhi, India

          Attention: Chairman/ Company Secretary
          Fax: 011 436 4193

      Or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this Clause. Any notice personally delivered to the party to whom it is addressed as provided in this Clause shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the manner provided for in Clause 1.2 (d). Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

11.12 NON-SOVEREIGN ACT

      The execution, delivery and performance by the Government of this Agreement and any other related agreements to which it is a party constitutes commercial acts done and performed for commercial purposes and do not constitute sovereign acts and the Government, saving and excepting the assets and properties concerning the military of the Government or any diplomatic consular office, waives any and all rights of immunity that it or any of its assets may have or may acquire in future against the institution of any legal or arbitral proceedings and the enforcement of any judgment, settlement or arbitral award.

11.13 GOVERNING LAW

      This Agreement shall be governed and interpreted by and construed in accordance with the laws of India, without giving effect to the principles of conflict of laws thereunder.

11.14 COUNTERPARTS

      This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, EACH OF THE PARTIES have caused this Agreement to be duly executed by their duly authorised representatives on the date and year first hereinabove written.

Witnessed by: /s/ R. Srinivaan          For and on behalf of
              -----------------------   GOVERNMENT OF INDIA
                                        Signed By: /s/ A. Bagchee
Name: R. SRINIVAAN                                -----------------------------
Address: 21A, JANPATH,                  Title:    J.S., Ministry of Mines
         N. DELHI-110001

Witnessed by: /s/ Shardul S. Shroff     For and on behalf of Bharat
              -----------------------   Aluminium Company Limited
                                        Signed By: /s/ S. C. Tripathi
Name: MR. SHARDUL S. SHROFF                       -----------------------------
Address:  3, LSC, Pamposh Enclave,      Title:    CMD, BALCO
          N. DELHI-110048

Witnessed by: /s/ O. P. Khaitan         For and on behalf of
              -----------------------   Sterlite Industries (India) Ltd
                                        Signed By: /s/ Tarun Jain
Name:     O. P. KHAITAN                           -----------------------------
Address:  B-1, DEFENCE COLONY,          Title:    Director (Finance)
          NEW DELHI

                                  SCHEDULE 4.5

                        MATTERS REQUIRING SPECIAL CONSENT

1.   Alter the provisions of the articles of association of the Company.

2.   Change the place of the registered office from one State to another.

3.   Commence any new line of business.

4.   Change the name of the Company.

5. Issue further Shares without pre-emptive rights to members or convert loans or debentures into Shares and the terms and conditions of such issue.

6. Determine that any portion of the share capital not already called up shall not be called up except in the event of, and for the purpose of, winding up the Company.

7.   Reduction of the share capital.

8.   Approval of variation of rights of special classes of Shares.

9. Keep registers and returns at any other place than within city, town or village in which the registered office is situated.

10. Authorise the payment of interest on the paid-up amount of share capital raised for the purpose of defraying the expenses of construction of any work or building or the provisions of any plant that cannot be made profitable for a lengthy period.

11. Consent to a Director or his relative or partner or firm or private company holding an office or place of profit, except that of managing director, manager, banker, or trustee for debenture-holders of the Company.

12.  Appoint sole selling or buying or purchasing agent.

13. Make loans or provide guarantees or security to other companies under the same management.

14.  Apply to a Court to wind-up the Company.

15.  Wind-up the Company voluntarily.

16. Bind the Company by a scheme of arrangement made under Section 517 of the Act.

17. For various other matters pertaining to the winding up of the company under Sections 433(a), 494(1)(b), 507.512(l), 546(l)(b), 550(l)(b)of the Act.

18. Any buy-back by the Company of Shares under the provisions of Section 77A of the Act.

19. The granting of any security or creation of any Liens on the assets of the Company or guaranteeing the debts of any Person which in aggregate exceeds 100% of the free reserves and paid up capital of the Company but excluding those necessary to secure operating lines of credit/working capital requirements of the Company with institutional investors, multilateral agencies, scheduled banks and financial institutions.

20. Any one or a series of transactions which causes a sale, lease, exchange or disposition of property or assets of the Company or its subsidiary having an aggregate value exceeding 20% of the total value of the net fixed assets of the Company as specified in the Audited Financial Statement.

21. The making, directly or indirectly, of loans or advances in excess of Rs. 20 Crores to any Person except in the ordinary course of business.

22. Vesting or delegation of such powers to the Managing Director/Chairman cum Managing Director or the Chief Executive Officer or officer of equivalent position in the Company that are in excess of the powers and authority of the Managing Director as specified in Clause 4.7.

23. Any commitment or agreement to do or delegation of any powers to any person to do, any of the foregoing.

                                  SCHEDULE 6.1

                            PRINCIPLES OF VALUATION

(a)  VALUATION PROCEDURE

     Upon the provisions of this Schedule becoming applicable (but subject to sub-clause (b)), the non-defaulting party /selling Party (if not a Defaulting Party) shall, unless otherwise agreed to between the Parties, appoint an independent valuer of international repute from among the entities mentioned in sub-Clause (c) of this Schedule to determine the Fair Value of the relevant voting equity shares of the Company as at the Valuation Date.

     In determining the Fair Value of the relevant voting equity shares of the Company, the independent valuer shall take into account various factors, including, but not limited to the following:

     i)   Discounted cash flow principles;

     ii)  Commonly used valuation multiples of comparable transactions;

     iii) if the Company is listed, the current price of the voting equity shares of the Company as quoted on the stock exchange(s) where they are primarily traded;

     iv) the Securities and Exchange Board of India's guidelines and principles of valuation, if applicable;

     v) whether such voting equity shares of the Company which are subject to the transaction of purchase and sale constitute a minority block or a majority block of all of the issued and outstanding voting equity shares of the Company;

     vi) whether such equity shares have any contractual rights with respect to the Company attached to them and appropriate discount or premium shall be applied to its valuation on the basis thereof;

     vii) discounting principles, if the selling party is insolvent, for assuming any restriction and obligations attached to the shares.

     The valuation arrived at by the independent valuer is, made as an expert and not as an umpire or arbitrator, shall be final and binding on the parties and no appeal shall lie from such valuation.

(b)  COSTS OF VALUATION

     All cost and expenses relating to the determination of the Fair Value of any voting equity shares of the Company pursuant to this Schedule shall be, unless otherwise expressly provided, shared equally among the vendors and purchasers in the subject transaction. Provided that if the sale or purchase of Shares under this Agreement is pursuant to a breach by either Party, then the Defaulting Party shall bear the entire cost and expenses relating to the determination of the Fair Value of any voting equity shares of the Company pursuant to this Schedule.

(c) Each Party agrees that the following entities and their successor entities are acceptable to the Party as the independent valuer to be appointed pursuant to sub Clause (a) of this Schedule 6.1.

     1.   ARTHUR ANDERSEN & ASSOCIATES

     2.   KPMG PEAT MARWICK

     3.   ERNST & YOUNG

     4.   PRICE WATERHOUSE COOPERS

     5.   A. F. FERGUSON & CO

d)   The Parties agree that the list of entities in sub-Clause (c) of this
     Schedule 6.1, shall be subject to such additions and modifications as the Parties may mutually decide from time to time.

                                  SCHEDULE 6.2

           MECHANISM RELATING TO SALE AND PURCHASE BETWEEN THE PARTIES
                    OF SHARES OF THE COMPANY IN THE FUTURE.

a) The transfer and assignment Securities proposed to be transferred (the "TRANSFER SECURITIES") shall be completed at the Company's registered office, on the date specified for closing.

b) If the Shares are held in physical form and are proposed to be transferred in physical form, the transferor(s) shall transfer and assign to the transferee(s) good title to the Transfer Securities being transferred and assigned free and clear of all Liens and shall deliver the following documents to the transferee

     i) Share certificates or other documents of title evidencing ownership of the Transfer Securities;

     ii)  Duly endorsed blank transfer deeds for the Transfer Securities;

     iii) Resignations and releases of all or some of the nominees of the transferor on the Board and all such resignations to be effective no later than the time of delivery;

     iv) Duly executed powers of attorney as may be reasonably required to effect the transfer of shares.

c) Simultaneously, with the delivery of documents specified in sub-clause b), the transferee shall deliver to the transferor a demand draft drawn upon a bank acceptable to the transferor in full payment of the purchase price payable for the Transfer Securities and execute the appropriate instrument of transfer delivered to it by the transferor and submit it to the Company's company secretary for due and prompt filing and recording.

d) Upon the receipt of the appropriate instruments of transfer the Company shall accordingly effect the recording of the transfer of the Securities in its books and records in accordance with all applicable laws.

e) If the Shares are held in dematerialized form and are proposed to be transferred in a dematerialized form, then any transfer of such Shares shall be in the manner prescribed by the bye-laws and regulations of the Depository.

f) If, at the time of closing, the transferor fails to complete the transaction of purchase and sale, the transferee (if not then in default under this Agreement) shall have the right, without prejudice to any other rights which it may have upon payment of that part of the purchase price payable to the transferor at the time of closing to the credit of the transferor in the main branch of the Company's bank, to execute and deliver, on behalf of and in the name of the transferor, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the subject transaction.

g) In an appropriate case, where the transferee is not bound by the terms of this Agreement (sale to employee), a fresh certificate shall be issued after deletion of the legend.

                                  SCHEDULE 11.1

                              ARBITRATION PROCEDURE

(a)  DISPUTE RESOLUTION

     Any and all claims, disputes, questions or controversies involving the Parties or any two or more of them and arising out of or in connection with this Agreement, or the execution, interpretation, validity, performance, breach or termination hereof (including, without limitation, the provisions of this Schedule 11.1(collectively, "DISPUTES") which cannot be finally resolved by such Parties within sixty (60) calendar days of the arising of a Dispute by amicable negotiation and conciliation shall first be submitted for settlement by informal mediation to a panel consisting of one nominee of each of such Party, as applicable. If any such panel, negotiating in good faith, is unable to resolve and settle the Dispute within sixty (60) calendar days after the dispute is first submitted to it, then any Party shall be entitled to cause the Dispute to be submitted for arbitration pursuant to the terms of Clause (b) of this Schedule 11.1.

(b)  ARBITRATION

     Any Dispute which is not settled after an attempt by the parties to the Dispute at amicable negotiations and conciliation under Clause (a) of this
     Schedule 11.1 shall be resolved by final and binding arbitration held in New Delhi in accordance with the provision of Indian Arbitration and Conciliation Act, 1996, as amended (the "ARBITRATION ACT").

     The Disputes shall be referred to a sole arbitrator if the Parties agree upon a sole arbitrator and failing such agreement, to three arbitrators, one to be appointed by the Government, the other to be appointed by the SP and the third to be jointly appointed by the two arbitrators appointed by the Parties.

     In connection with the arbitration proceedings, the parties to the Dispute hereby agree to cooperate in good faith with each other and the arbitral tribunal and to use their respective best efforts to respond promptly to any reasonable discovery demand made by such party and the arbitral tribunal.

     Except as otherwise required by law or any applicable stock exchange rules and regulations, the arbitral proceedings and the arbitral award (the "AWARD") shall not be made public without the joint consent of the parties to the Dispute and each such party shall maintain the confidentiality of such proceedings or the Award, unless otherwise permitted by the other such party in writing. The costs of arbitration shall be borne equally by the parties to the Dispute unless otherwise awarded by the arbitral tribunal. Unless the Award provides for non-monetary remedies, any such Award shall be made and shall be promptly payable, net of any tax or other deduction.

     All notices and other communications by one party to the Dispute to the other or by the arbitral tribunal to any of such parties in connection with the arbitration hereunder shall be in accordance with the provisions of Clause 11.11 of the Agreement.

     Each of the Parties expressly understands and agrees that the Award shall be the sole, exclusive, final and binding remedy between them regarding any and all Disputes presented to the arbitral tribunal. Application shall be made to any court with jurisdiction over the party (or its assets) against whom the Award is rendered for a judicial acceptance of the Award and an order of enforcement.

(c)  CONTINUING OBLIGATIONS

     Neither the existence of any Dispute nor the fact that any arbitration is pending hereunder shall relieve any of the Parties of their respective obligations under this Agreement.

     The pendency of dispute in any arbitration proceeding shall not affect the performance of the obligations under this Agreement.